Exhibit 4.2

ONE STOP SYSTEMS, INC.

SECOND AMENDED AND RESTATED INVESTOR

RIGHTS AGREEMENT

January, 2007

TABLE OF CONTENTS

RECITALS	3
AGREEMENT	4
1. REGISTRATION RIGHTS	4
1.1 Definitions	4
1.2 Demand Registration	5
1.3 Piggyback Registrations	6
1.4 Form S-3 Registration	7
1.5 Obligations Of The Company	8
1.6 Furnish Information	10
1.7 Delay Of Registration	10
1.8 Indemnification	10
1.9 “Market Stand-Off” Agreement	12
1.10 Rule 144 Reporting	13
1.11 Termination Of The Company’s Obligations	13
1.12 Limitations On Subsequent Registration Rights	13
2. ASSIGNMENT AND AMENDMENT	14
2.1 Assignment	14
2.2 Amendment Of Rights	14
2.3 New Investors	14
3. INFORMATION AND BOARD RIGHTS	14
3.1 Financial Statements And Reports	14
3.2 Termination	15
4. GENERAL PROVISIONS	15
4.1 Notices	15
4.2 Entire Agreement	16
4.3 Governing Law	16
4.4 Severability	16
4.5 Third Parties	16
4.6 Successors And Assigns	16
4.7 Captions	16
4.8 Counterparts	16
4.9 Costs And Attorneys’ Fees	16
4.10 Adjustments For Stock Splits And Certain Other Changes	16
4.11 Aggregation Of Stock	17
Exhibit A- Investors	21
Exhibit B- Founders	22

ONE STOP SYSTEMS, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

January 2007

This Second Amended and Restated Investor Rights Agreement (this “Agreement”) is made and entered into as of the date set forth above (the “Effective Date”) by and among One Stop Systems, Inc., a California corporation (the “Company”), the holders of the Company’s Series A Preferred Stock (“Series A Preferred”) listed on Exhibit A hereto, the holders of the Company’s Series B Preferred Stock (“Series B Preferred”) listed on Exhibit A hereto, the purchasers of the Company’s Series C Preferred Stock (“Series C Preferred” and collectively with the Series A Preferred and Series B Preferred, the “Securities”) and the individuals listed on Exhibit B hereto (each referred to herein as a “Founder” and collectively as the “Founders”). The holders of Series A Preferred and Series B Preferred and the purchasers of Series C Preferred will be referred to herein after as “Investors” or “Purchasers” and each individually as “Investor or “Purchaser”. This Agreement will supercede any prior Investor Rights Agreements entered into between the Company and any Purchaser.

RECITALS

WHEREAS, the holders of the Series A Preferred and the Founders were granted rights and privileges set forth in that certain Investors Rights Agreement dated as of April 12, 2000 (the “Original Rights Agreement”);

WHEREAS, the holders of the Series A Preferred, Series B and the Founders were granted rights and privileges set forth in that certain Amended and Restated Investor Rights Agreement dated as of December 2000 (the “Prior Rights Agreement’);

WHEREAS, the Prior Rights Agreement superceded the Original Rights Agreement.

WHEREAS, in order to induce the Company to enter into that certain Series C Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of or prior to the date hereof between the Company and the purchasers of Series C Preferred Stock set forth on the Schedule of Purchasers attached thereto as Exhibit A and to induce certain Investors to invest in the Company pursuant to the Purchase Agreement, the parties hereto desire to enter into this Agreement and to provide registration and other rights to the Investors.

WHEREAS, the Company, the Investors and the Founders desire to enter into this Agreement to amend, restate and replace their rights under the Prior Rights Agreement with the rights set forth in this Agreement. Section 2.2 of the Prior Rights Agreement provides the Prior Rights Agreement may be amended by the written consent of the Company and holders of a majority of the Registrable Securities. The undersigned parties to this Agreement, and their respective assignees, hold the required amount of such securities.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1. REGISTRATION RIGHTS

1.1 Definitions. For purposes of this Section 1:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means: (i) any and all shares of the Company’s common stock (“Common Stock”) issued or issuable upon the conversion of Securities and (ii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, all such shares of Common Stock described in clause (i) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act (“Excluded Shares”).

(c) Registrable Securities Then Outstanding. “Registrable Securities then outstanding” will mean the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities.

(d) Holder. For purposes of this Section 1 and Section 2 hereof, the term “Holder” or “Holders” means any person or persons owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any assignee of record of such Registrable Securities to whom rights under this Section 1 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of Securities convertible into such Registrable Securities will be deemed to be the Holder of such Registrable Securities; provided further, that a holder of Excluded Shares will not be a Holder with respect to such Excluded Shares for purposes of Section 1.2 or Section 1.4 of this Agreement; and provided, further, that the Company will in no event be obligated to register Securities and that Holders of Registrable Securities will not be required to convert their Securities into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.

(e) Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC (as defined below) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” means the United States Securities and Exchange Commission.

1.2 Demand Registration.

(a) Request by Holders. If the Company will receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 1.2, then the Company will, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 1.2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than Ten Million Dollars ($10,000,000).

(b) Underwriting. If the Holders initiating the registration request under this Section 1.2 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they will so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company will include such information in the written notice referred to in subsection 1.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting will enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company will so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting will be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration will not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting will be withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company is obligated to effect only one (1) such registration pursuant to this Section 1.2 and will not be obligated to effect such a registration during the six (6) month period after the effective date of the Company’s initial public offering of its securities pursuant to a registration statement filed under the Securities Act.

(d) Deferral. Notwithstanding the foregoing, if the Company will furnish to Holders requesting the filing of a registration statement pursuant to this Section 1.2, a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company will have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 1.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders, (but excluding underwriters’ discounts and commissions), will be borne by the Company. Each Holder participating in a registration pursuant to this Section 1.2 will bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company will not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered; provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders will not be required to pay any of such expenses and will retain their rights pursuant to this Section 1.2.

1.3 Piggyback Registrations. The Company will notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 1.2 or Section 1.4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder will, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice will inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 1.3 is for an underwritten offering, then the Company will so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 1.3 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting will be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons will be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 1.3 (excluding underwriters’ and brokers’ discounts and commissions), including, without limitation all federal and “blue sky” registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders will be borne by the Company.

1.4 Form S-3 Registration. In case the Company will receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:

(1) if Form S-3 is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Hundred Thousand Dollars ($500,000);

(3) if the Company will furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company will have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred twenty (120) days following receipt of the request of the Holder or Holders under this Section 1.4;

(4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for Holders pursuant to this Section 1.4; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses. Subject to the foregoing, the Company will file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 1.4 as soon as practicable after receipt of the request(s) of the Holder(s) for such registration. The Holders who wish to participate in an S-3 registration will pay all expenses incurred in connection with each registration requested pursuant to this Section 1.4 except the first registration pursuant to this Section 1.4, (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders (the “Form S-3 Registration Expenses”). For the first such registration pursuant to this Section 1.4, the Company will pay the Form S-3 Registration Expenses.

(d) Not Demand Registration. Form S-3 registrations will not be deemed to be demand registrations as described in Section 1.2 above.

1.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company will, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (it being understood and agreed that, as a condition to the Company’s obligations under this clause (e), each Holder participating in such underwriting will also enter into and perform its obligations under such an agreement);

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(g) furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Furnish Information. It will be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.2, 1.3 or 1.4 hereof that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as will be required to timely effect the registration of their Registrable Securities.

1.7 Delay of Registration. No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.2, 1.3 or 1.4 hereof:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld), nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 1.8(b) in respect of any Violation will not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement will not inure to the benefit of any person if a copy of the Final Prospectus (i) was furnished to the indemnified party and (ii) was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 1.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 1.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Survival. The obligations of the Company and Holders under this Section 1.8 will survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

1.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of or engage in any other transaction regarding any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that all executive officers and directors of the Company then holding Common Stock of the Company enter into similar agreements.

In order to enforce the foregoing covenant, (i) the Company will have the right to place restrictive legends on the certificates representing the shares subject to this Section 1.9 and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period and (ii) the Holder agrees to execute the form of agreement requested by the Company and/or underwriter.

1.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) as long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

1.11 Termination of the Company’s Obligations. The Company will have no obligations pursuant to Sections 1.2, 1.3 and 1.4 with respect to: (i) any request or requests for registration made by any Holder on a date more than two (2) years after the closing date of the first firmly underwritten public offering of Common Stock of the Company pursuant to a Registration Statement filed with, and declared effective by, the SEC under the Securities Act, on the terms and conditions approved by the Board of Directors (an “Initial Public Offering”) or (ii) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.2, 1.3 or 1.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company will not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that provides such holder or prospective holder with registration rights superior to the registration rights provided to the Investors pursuant to this Section 1.

2. ASSIGNMENT AND AMENDMENT.

2.1 Assignment. Notwithstanding anything herein to the contrary, the registration rights of a Holder under Section 1, and the information rights under Section 3 may be assigned only to (i) a party who acquires at least two hundred fifty thousand (250,000) shares of Registrable Securities or (ii)(A) a shareholder, partner, member, or beneficiary of such Holder; (B) a spouse, child, parent or beneficiary of the estate of such Holder or (C) a trust for the benefit of the persons set forth in (A) or (B); provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name, address and tax identification number of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee will receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 2.

2.2 Amendment of Rights. Subject to Section 2.3, any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Registrable Securities and/or Common Stock representing and/or convertible into a majority of all the Investors’ Shares (as defined below). As used herein, the term “Investors’ Shares” will mean the shares of Common Stock then issuable upon conversion of all then outstanding Securities, plus all then outstanding shares of Common Stock that were issued upon the conversion of any Securities. Any amendment or waiver effected in accordance with this Section 2.2 will be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

2.3 New Investors. Notwithstanding anything herein to the contrary, if additional parties purchase shares of Series B Preferred Stock from the Company (each such person or entity, a “New Investor”), then each such New Investor will become a party to this Agreement as an “Investor” hereunder, without the need for any consent, approval or signature of any Investor when such New Investor has both: (i) purchased shares of Series B Preferred Stock and paid the Company all consideration payable for such shares and (ii) executed one or more counterpart signature pages to this Agreement as an “Investor,” with the Company’s consent.

3. INFORMATION AND BOARD RIGHTS.

3.1 Financial Statements and Reports. So long as the Investors continue to hold Registrable Securities or Common Stock issued upon conversion of the Registrable Securities, the Company will deliver to the Investors:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred fifty (150) days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such year and unaudited consolidated statements of income, shareholders’ equity and cash flows for such year, which year-end financial reports will be in reasonable detail prepared in accordance with generally accepted accounting principles; and

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within thirty (30) days thereafter, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, all prepared in accordance with generally accepted accounting principles, all in reasonable detail, subject to changes resulting from year-end audit adjustments, and signed by the principal financial or accounting officer of the Company.

(c) Each Investor agrees that any information obtained by the Investor pursuant to this Section 3 which is reasonably perceived to be proprietary to the Company or otherwise confidential will not, unless such Investor will otherwise be required by law or the rules of any national securities exchange or association, be disclosed without the prior written consent of the Company. Each Investor further acknowledges and understands that any information will not be utilized by the Investor in connection with purchases and sales of the Company’s securities except in compliance with applicable state and federal antifraud statutes.

(d) For so long as an Investor is eligible to receive reports under this Section 4, such Investor will have the right to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the affairs, finances and accounts of the Company with the Company’s officers, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company will not be obligated to provide any information that it reasonably considers to be a trade secret or to contain confidential information. Each Investor will pay any expenses incurred by them in connection with their discussions of the affairs, finances and accounts of the Company.

3.2 Termination. The covenants set forth in this Section 3 will terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering.

4. GENERAL PROVISIONS

4.1 Notices. Any notice, request or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given if personally delivered, deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, electronic-mail or facsimile when receipt is electronically confirmed (i) if to Investor, as set forth below Investor’s name on the signature page of this Agreement, and (ii) if to the Company, to the address set forth below:

One Stop Systems, Inc.

2235 Enterprise Street, Suite 110

Escondido, California 92029

Attention: Stephen D. Cooper

President and Chief Executive Officer

Fax: (760) 745-9824

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder. Notice will be deemed conclusively given when personally delivered or when deposited in the mail in the manner set forth above.

4.2 Entire Agreement. This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

4.3 Governing Law. This Agreement will be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

4.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) will be excluded from this Agreement and the balance of this Agreement will be interpreted as if such provision(s) were so excluded and will be enforceable in accordance with its terms.

4.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

4.6 Successors and Assigns. Subject to the provisions of Section 2.1, the provisions of this Agreement will inure to the benefit of, and will be binding upon, the successors and permitted assigns of the parties hereto.

4.7 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and will not be used to construe or interpret this Agreement.

4.8 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4.9 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party will recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

4.10 Adjustments for Stock Splits and Certain Other Changes. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

4.11 Aggregation of Stock. All shares held or acquired by affiliated entities or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investor Rights Agreement as of the date and year first above written.

ONE STOP SYSTEMS, INC.

By:	/s/ Stephen D. Cooper
Stephen D. Cooper
President and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

Exhibit A

Investors

Series A Holders

1. Kenneth Olson, Trustee of the Kenneth E. Olson Trust dated 3/16/89

2. David Flowers

3. Mark Gunn and Brooks Gunn,

husband and wife as joint tenants

Series B Holders

1. Franklin Antonio

2. Rita Bassi

3. Carpenter/Long Family Trust dated 6/19/1992

4. Dale O. Cooper and Shirley Cooper, Trustees of the Cooper Trust dated November 11, 1998

5. John C. Cooper

6. Richard J. Dadamo

7. Orchids Investments, LLC

8. David R. and Patricia M. Flowers, co-trustees, Flowers Family Trust, dated 7/14/87, U.A

9. Arthur and Barbara Friedman Revocable Trust

10. Jonas Family Limited Partnership

11. The Imig Family Trust, dated August, 8, 1991, John K. Imig and Marilyn M. Imig, Trustees

12. Gary Lazar, trustee for the Lazar Family Trust

13. David B. Marino

14. Michael J. Napoli, Jr.

15. Kenneth E. Olson Trust dated 3/16/89, Kenneth E. Olson, Trustee

16. The Reuth Family 1994 Trust, Timothy I. Rueth and Susan B. Rueth, Co-Trustees

17. Edward D. Jones & Co., Custodian FBO Clair A. Simmons IRA FAO 883-91686-17

18. California National Bank Cust. FBO Carl Bergstrom

19. James Lizzio

20. The Reardon Family Trust

21. Verbatim Investments and Participations BV

22. James M. Reardon

Exhibit B

Founders

Stephen D. Cooper

Mark J. Gunn